Exhibit 23.1

HANSEN, BARNETT & MAXWELL A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

e-Future Information Technology Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated April 1, 2005, except for Note 1, Restatement of Financial Statements, as to which the date is January 6, 2006, with respect to the December 31, 2003 and 2004 financial statements of e-Future Information Technology Inc. in the Registration Statement on Form F-1 (No. 333-126007). We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

March 2, 2006